As filed with the Securities and Exchange Commission on February 14, 2005

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)
Wisconsin	39-0875718
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
200 State Street
Beloit, Wisconsin 53511-6254
(608) 364- 8800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Henry W. Knueppel	with a copy to:
President and Chief Operating Officer
REGAL-BELOIT Corporation	Benjamin F. Garmer, III
200 State Street	Jay O. Rothman
Beloit, Wisconsin 53511-6254	Foley & Lardner LLP
(608) 364-8800	777 East Wisconsin Avenue
(Name, address, including zip code, and telephone number,	Milwaukee, Wisconsin 53202
including area code, of agent for service)	(414) 271-2400

_________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Primary Offering:
Common Stock, $.01 par value	(3)	(3)	$90,000,000	$10,593
Secondary Offering:
Common Stock, $.01 par value	4,559,048 shares (4)	$30.925	$140,988,560	$16,595
Total			$230,988,560	$27,188

(1)	Each share of our common stock has attached thereto one common share purchase right.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 with respect to the common stock to be sold by the registrant and pursuant to Rule 457(c) under the Securities Act of 1933 with respect to common stock to be sold by the selling shareholder, based on the average of the high and low prices of our common stock as reported on the New York Stock Exchange on February 10, 2005. The value attributable to the common share purchase rights is reflected in the price of our common stock.
(3)	There are being registered hereunder by the registrant such indeterminate number of shares of common stock as may at various time be issued at indeterminate prices, with an aggregate public offering price not to exceed $90,000,000. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the shares of common stock registered hereunder.
(4)	Up to 4,559,048 shares of our common stock may be sold from time to time pursuant to this registration statement by a selling shareholder. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

_________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

Subject to Completion – February 14, 2005

[LOGO]

REGAL-BELOIT CORPORATION

$90,000,000 Common Stock

4,559,048 Shares of Common Stock
Offered by a Selling Shareholder

        We may offer the common stock described in this prospectus at prices and on terms to be determined at or prior to the time of sale. In addition, the selling shareholder named in this prospectus may offer and sell up to 4,559,048 shares of our common stock under this prospectus at prices and on terms to be determined at or prior to the time of sale. As described in this prospectus under the caption “Use of Proceeds”, we may receive a portion of the proceeds from sales of the shares by the selling shareholder pursuant to the terms of a shareholder agreement with the selling shareholder.

        This prospectus describes the general manner in which our common stock may be offered using this prospectus. We will provide specific information about any offerings of our common stock in supplements to this prospectus. We encourage you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        Shares of our common stock are traded on the New York Stock Exchange under the symbol “RBC.” The last sale price of our common stock reported on the New York Stock Exchange on February 11, 2005 was $30.48 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2005.

TABLE OF CONTENTS

	Page		Page
Forward-Looking Statements	1	Where You Can Find More Information	12
The Company	2	Incorporation of Information by
Use of Proceeds	3	Reference	12
Description of Common Stock	4	Legal Matters	14
Selling Shareholder	8	Experts	14
Plan of Distribution	10

ABOUT THIS PROSPECTUS

        In this prospectus, “REGAL-BELOIT,” “company,” “we,” “us,” and “our” refer to REGAL-BELOIT Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer from time to time in one or more offerings shares of common stock having an aggregate public offering price not to exceed $90,000,000. In addition, the selling shareholder, General Electric Company, or GE, may offer from time to time in one or more offerings up to an aggregate of 4,559,048 shares of our common stock issued to GE in connection with our December 2004 acquisition of the Heating, Ventilation and Air Conditioning/Refrigeration (HVAC) motors and capacitors businesses of GE.

        Each time that we sell shares of common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. GE may sell none, some or all of the shares of common stock offered by GE under this prospectus. Each time GE sells shares of common stock under this prospectus, a prospectus supplement will be provided that will contain specific information about the terms of that offering. Any prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate as of the dates on their respective covers, regardless of time of delivery of this prospectus and any applicable prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

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FORWARD-LOOKING STATEMENTS

        This prospectus, and any applicable prospectus supplement, and the documents incorporated by reference may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus or any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	unexpected issues and costs arising from the integration of acquired companies and businesses, such as our recent acquisitions of the HVAC motors and capacitors businesses and the Commercial AC motors business from GE;

•	marketplace acceptance of our recent acquisitions, including the loss of, or a decline in business from, any significant customers;

•	unanticipated fluctuations in commodity prices and raw material costs and issues affecting our ability to pass increased costs on to our customers;

•	cyclical downturns affecting the markets for capital goods;

•	substantial increases in interest rates that impact the cost of our outstanding debt;

•	the success of our management in increasing sales and maintaining or improving the operating margins of our businesses;

•	actions taken by our competitors;

•	difficulties in staffing and managing foreign operations;

•	our ability to satisfy various covenant requirements under our credit facility; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, which are incorporated by reference.

        We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in the accompanying prospectus supplement, as well as the other factors described in the documents incorporated by reference into this prospectus and the prospectus supplement, for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus and any accompanying prospectus supplement are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

THE COMPANY

General Overview

        We are a leading manufacturer and marketer of industrial and commercial electric motors, electric power generators and controls and mechanical motion control products, serving markets predominantly in the United States as well as throughout the world. Our products are used in a variety of essential industrial applications, and we believe we have one of the most comprehensive product lines in the markets we serve.

        Our business is organized in two segments: our electrical group and our mechanical group. Our electrical group manufactures and markets a full line of alternating current (AC) and direct current (DC) industrial and commercial electric motors, electric power generators and controls, and electrical connecting devices. Our mechanical group manufactures and markets a broad array of mechanical products, including gears and gearboxes, marine transmissions, high-performance automotive transmissions and ring and pinions, manual valve actuators, and cutting tools. We sell our products directly to original equipment manufacturers, or OEMs, and distributors across many markets. Our two business segments are divided into multiple business units, with each unit typically having its own branded product offering and sales organization. These sales organizations consist of varying combinations of our own internal direct sales people as well as exclusive and non-exclusive manufacturers’ representative organizations.

        Our company has grown significantly through acquisitions, and maintaining our long-term rate of growth is dependent on continuing our acquisition strategy. Since 1980, our current management team has completed 25 acquisitions, including our recent acquisitions of the HVAC motors and capacitors businesses and the Commercial AC motors business of GE discussed below. We continuously evaluate potential acquisitions of complementary businesses, some of which could be material if completed.

Acquisition of Businesses from GE

        On December 31, 2004, we acquired the HVAC motors and capacitors businesses of GE. Based on the trading price of our common stock as of the closing of the acquisition, the purchase price for the acquisition was approximately $400 million and consisted of $270 million in cash and the issuance of 4,559,048 shares of our common stock to GE. The HVAC motors business, which represents approximately 90% of the revenues of the acquired operations, produces a full line of electric motors for use in residential and commercial HVAC systems. The capacitors business represents the balance of the revenues and produces a line of capacitors used in HVAC, high intensity lighting and other applications. On August 30, 2004, we acquired the Commercial AC motors business from GE for approximately $72.5 million in cash.

        These acquisitions are consistent with our strategy of expanding our electrical product lines, end markets and global manufacturing capabilities. As a result of these acquisitions, we believe we are now the largest producer of commercial and industrial electric motors in the United States, as well as the leading producer of HVAC motors. With the closing of these acquisitions, we now possess strategically located, low cost manufacturing capabilities in China, Mexico and India.

Corporate Information

        Our principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511-6254, and our telephone number is (608) 364-8800. Our website address is www.regal-beloit.com. However, the information contained on our website is not part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds we receive from the sale of the common stock under this prospectus for general corporate purposes, including repaying, financing or refinancing our debt or other corporate obligations, acquisitions, working capital, capital expenditures, repurchases and redemptions of securities and general and administrative expenses. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of any common stock. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

        Except as discussed below, we will not receive any of the proceeds from the sale of shares of common stock by GE.

        Pursuant to the terms of a shareholder agreement between us and GE, we may be entitled to receive a portion of the net proceeds received by GE from the sale of shares of common stock offered under this prospectus. If the aggregate net proceeds received by GE from the sale of all the shares of common stock offered by it under this prospectus exceeds $119 million, then we will receive 100% of the aggregate net proceeds received by GE in excess of $119 million until we have received $6.7 million (and the aggregate net proceeds received by GE total $125.7 million). In addition, we will be entitled to receive 50% of the aggregate net proceeds received by GE in excess of $125.7 million, but only if GE has been able to sell at least 3,419,286 shares of the common stock offered by it under this prospectus within the time period established in the shareholder agreement. Conversely, we have agreed to pay GE the amount by which the aggregate net proceeds received by GE from the sale of the shares is less than $109 million, up to an amount not to exceed $20 million.

        With respect to any sales of shares of our common stock by GE from time to time in which it sells some, but not all, of the shares offered by it under this prospectus, we may be entitled to receive from GE a portion of the net proceeds received by it in any such sale if the amount by which the net proceeds received by GE in such sale exceeds the proportional targeted net proceeds for such sale. The proportional target for each sale of our common stock offered under this prospectus will equal the product of (a) $109 million multiplied by (b) the quotient resulting from dividing (i) the number of shares sold in such sale by (ii) 4,559,048. In any such sale, we will receive from GE a payment equal to 100% of the proceeds in excess of the proportional target, until we have received an aggregate of $6.7 million from all previous sales, plus 50% of any additional excess proceeds above $6.7 million as long as GE has been able to sell at least 3,419,286 shares of the common stock offered by it under this prospectus within the time period established in the shareholder agreement. We will only be entitled to such payments from GE if, in connection with all shares sold in a particular sale together with all shares sold in all prior sales, GE has received aggregate net proceeds that exceed the sum of the proportional targeted net proceeds for all such prior sales by $10 million. Similarly, in connection with sales of shares of our common stock by GE from time to time in which it sells some, but not all, of the shares offered under this prospectus, any payments that we may be required to make to GE, as described in the last sentence of the preceding paragraph, will be made on a proportionate, per sale basis.

        Following the sale by GE of all of the shares offered by it under this prospectus, we and GE will adjust all prior payments described in the preceding paragraph to ensure that the aggregate amount of payments made between GE and us are consistent with the principles set forth in the third paragraph of this Use of Proceeds section.

        The foregoing summary of the terms of the shareholder agreement is subject to and qualified in its entirety by reference to the shareholder agreement, which is incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK

        The following description is a summary of elements of our capital stock and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our articles of incorporation and our rights agreement, which are incorporated by reference into this prospectus.

Common Stock

        We are authorized to issue 50,000,000 shares of common stock, $.01 par value. All of the issued and outstanding shares of our common stock are fully paid and nonassessable, except for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

        Our common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including our future earnings, capital requirements, general financial condition, general business conditions and other factors.

        Except as provided under Wisconsin law, only the holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See “— Statutory Provisions.” Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. Our board of directors is divided into three classes, with staggered terms of three years each.

        All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock. We do not have the authority to issue any shares of preferred stock.

        The transfer agent for our common stock is EquiServe Trust Company, N.A. (P.O. Box 219045, Kansas City, Missouri 64121-9045; Investor Relations Telephone Number 816-843-4299).

Common Share Purchase Rights

        We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached a right to purchase one-half of one share of our common stock. Each share of our common stock subsequently issued by us prior to the expiration of the rights agreement will likewise have attached a right. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

        Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% (20% in the case of GE and its subsidiaries, as discussed below) of our outstanding common stock, will initially entitle the holder to purchase one-half of one share of our common stock at a purchase price of $60 per full share, or $30 per half share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% (20% in the case of GE and its subsidiaries, as discussed below) or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party (20% in the case of GE and its subsidiaries, as discussed below), each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% (20% in the case of GE and its subsidiaries, as discussed below) or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $0.001 until a party acquires 15% (20% in the case of GE and its subsidiaries, as discussed below) or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights expire on January 28, 2010, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

        In connection with the issuance of 4,559,048 shares of our common stock (approximately 18.6% of our outstanding common stock on December 31, 2004) to GE, we amended our rights agreement to provide that GE and its subsidiaries will not trigger the rights set forth in the rights agreement unless GE and its subsidiaries become the beneficial owner of 20% (rather than 15% for all other beneficial owners) or more of our outstanding common stock; provided, however, that from and after the first time GE and its subsidiaries cease to be the beneficial owner of at least 15% of our outstanding common stock, GE and its subsidiaries may trigger the rights set forth in the rights agreement if GE and its subsidiaries thereafter become the beneficial owner of 15% or more of our outstanding common stock.

        The rights will not be triggered if a person or group becomes a beneficial owner of 15% (20% in the case of GE and its subsidiaries) or more of our outstanding common stock as a result of an acquisition of our common stock by us, which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15% (20% in the case of GE and its subsidiaries).

2.75% Convertible Senior Subordinated Notes

        We have issued $115,000,000 aggregate principal amount of our 2.75% convertible senior subordinated notes due 2024 in a private placement to institutional investors. The terms of the notes are set forth in an indenture between us and U.S. Bank National Association, as trustee. The following description is only a summary of the material terms of the notes and is subject to and qualified in its entirety by reference to the more complete description set forth in the indenture which is incorporated by reference into this prospectus. Pursuant to a registration rights agreement executed in connection with the sale of the notes, we have registered the notes (and the shares of our common stock into which the notes may be converted) for resale from time to time by the noteholders to the public.

        We pay interest on the notes on March 15 and September 15 of each year. We will pay contingent cash interest for any specified six-month period commencing March 20, 2009 if the average trading price of a note during a five trading-day period preceding such six-month period equals 120% or more of the principal amount of the notes. The contingent cash interest payable per note in respect of any six-month period will equal 0.25% of the average trading price of a note for such five trading-day period.

        Subject to our cash settlement election discussed below, each $1,000 principal amount of the notes will be convertible at the holder’s option into 39.1179 shares of our common stock, subject to adjustment in some cases, prior to stated maturity only under the following circumstances:

•	during any fiscal quarter commencing after June 30, 2004 if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price on that 30th trading day;

•	subject to some exceptions, during the five business day period after any five consecutive trading-day period in which the trading price per note for each day of that measurement period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate transactions described in the indenture.

        Under the indenture, we initially had the right upon conversion of notes to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. We have irrevocably elected to satisfy 100% of our conversion obligation arising upon conversion of any notes with respect to the principal amount of the notes converted solely in cash, with any remaining amount of our conversion obligations to be satisfied, at our sole option, in cash, shares of our common stock or a combination of cash and common stock. We have amended the indenture to establish our irrevocable cash settlement election.

        We may redeem some or all of the notes for cash on or after March 20, 2009. A holder of the notes may require us to repurchase for cash all or a portion of the notes on March 15, 2009, 2014 or 2019, or, subject to specified exceptions, if we experience a fundamental change, as defined in the indenture.

        The notes are our general unsecured obligations ranking junior in right of payment to all our existing and future senior debt.

Certain Anti-Takeover Provisions

        Under our articles of incorporation, our board of directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. Our articles of incorporation also provide that:

•	directors may be removed from office only for cause and only with the affirmative vote of a majority of the votes entitled to be cast at an election of directors;

•	any vacancy on the board of directors or any newly created directorship may be filled by the remaining directors then in office, though less than a quorum; and

•	our shareholders have no cumulative voting rights, which means that the holders of shares of our common stock entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

Statutory Provisions

        Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a 10% shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations involving public Wisconsin corporations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

SELLING SHAREHOLDER

        GE and its successors or permitted transferees may from time to time offer and sell up to an aggregate of 4,559,048 shares of our common stock pursuant to this prospectus and any applicable prospectus supplement.

        The table below sets forth the number of shares beneficially owned by GE as of February 14, 2005. GE has not committed to sell any shares under this prospectus. No estimate can be given as to the amount of our common stock that will be beneficially owned after the completion of this offering because GE may offer all, some or none of the shares of our common stock beneficially owned by GE. The shares offered by this prospectus may be offered from time to time by GE.

Name of Selling Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Offered
General Electric Company	4,559,048	15.7	4,559,048
3135 Easton Turnpike
Fairfield, CT 06828

        On August 30, 2004, we acquired the Commercial AC motors business from GE for approximately $72.5 million in cash. We and GE have entered into several transitional service, license, supply and other commercial agreements for various periods of time that relate to the Commercial AC motors business we acquired.

        On December 31, 2004, we acquired the HVAC motors and capacitors businesses from GE. Based on the trading price of our common stock as of the closing of the acquisition, the purchase price we paid was approximately $400 million, including the issuance of an aggregate of 4,559,048 shares of common stock to GE. We and GE have entered into several transitional service, license, supply and other commercial agreements for various periods of time that relate to the HVAC motors and capacitors businesses we acquired.

        Pursuant to the terms of a shareholder agreement between us and GE, we agreed to file with the U.S. Securities and Exchange Commission the shelf registration statement of which this prospectus is a part covering resales of all 4,559,048 shares of common stock issued to GE in connection with the acquisition. We have also agreed in the shareholder agreement to use our commercially reasonable best efforts to complete a firm commitment underwritten public offering of at least 3,419,286 of the shares held by GE within 60 days following the date the shelf registration statement is declared effective. The shareholder agreement also grants demand rights to GE requiring us, subject to specified conditions and requirements, to file a prospectus supplement or amendment to the shelf registration statement to cover the sale of the registered shares through firm commitment underwritten public offerings. We have also granted “piggy-back” registration rights to GE requiring us to include, at GE’s request, the shares of our common stock held be GE, subject to specified conditions and requirements, in a registration of securities by us or other shareholders. The shareholder agreement also obligates us to pay the expenses of these registrations and to take other actions as are reasonably required to facilitate the sales of our common stock by GE in these transactions.

        In the shareholder agreement, GE has agreed to limitations on the manner and timing of sales of our common stock by it and the number of shares that it can sell in those sales. In addition, GE has agreed not to purchase or otherwise acquire any additional shares of our common stock or to seek to control or influence our management, board of directors or policies, subject to exceptions, for a period of time ending on the earlier to occur of:

•	the second anniversary of the date on which GE first owns shares constituting less than 5% of the then outstanding shares of our common stock; or

•	the date upon which a change of control of the company occurs.

        As discussed above in this prospectus under the caption “Use of Proceeds”, pursuant to the terms of the shareholder agreement, in the event that the aggregate net proceeds received by GE from the sale of all the shares of common stock offered by it under this prospectus exceeds $119 million, we will receive 100% of the aggregate net proceeds received by GE in excess of $119 million until we have received $6.7 million (and the aggregate net proceeds received by GE total $125.7 million). In addition, we will be entitled to receive 50% of the aggregate net proceeds received by GE in excess of $125.7 million, but only if GE has been able to sell at least 3,419,286 shares of the common stock offered by it under this prospectus within the time period established in the shareholder agreement. Conversely, we have agreed to pay to GE the amount by which the aggregate net proceeds received by GE from the sale of the shares is less than $109 million, up to an amount not to exceed $20 million. Following the sale by GE of all of the shares offered by it under this prospectus, we and GE will adjust all prior payments described in the fourth paragraph under the section caption “Use of Proceeds” in this prospectus to ensure that the aggregate amount of payments made between GE and us are consistent with the principles set forth in this paragraph.

        To our knowledge, except for the shareholder agreement and the other transactions entered into in connection with our acquisition of the Commercial AC motors business, HVAC motors and capacitors businesses from GE, neither GE nor any of its affiliates, officers, directors or principal equity holders has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

PLAN OF DISTRIBUTION

        We or GE may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers, including (after GE owns less than 1,139,762 shares) in a block trade in which a dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to purchasers or to a single purchaser;

•	through agents; or

•	any combination of these.

        The securities may be distributed at:

•	a fixed price, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market price; or

•	negotiated prices.

General

        Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us or GE and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Agents

        We or GE may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or GE may also sell the securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the securities upon purchasing them.

Underwriters

        If underwriters are used in a sale, then they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

        Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or GE will enter into with the underwriters at the time of the sale of the securities. The underwriters will be obligated to purchase all of the securities if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Dealers

        We or GE may sell the offered securities to dealers as principals. The dealer may resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

        We or GE may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We or GE may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We or GE will enter into such delayed contracts only with institutional purchasers that we or GE approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We or GE may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or GE in the ordinary course of business. This includes commercial banking and investment banking transactions. We and GE have each agreed to indemnify the other party against certain liabilities arising in connection with the offer of shares under this prospectus.

Market Making, Stabilization and Other Transactions

        Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the offered securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

        We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 30, 2004, June 29, 2004 and September 28, 2004;

•	our Current Reports on Form 8-K dated March 29, 2004 (two reports), March 31, 2004, August 10, 2004, August 30, 2004, August 30, 2004 (as amended by Form 8-K/A on October 12, 2004), September 27, 2004, November 14, 2004, December 9, 2004, December 30, 2004, December 31, 2004, December 31, 2004 (as amended by Form 8-K/A on February 14, 2005), January 11, 2005, January 26, 2005, and January 26, 2005 (as amended by Form 8-K/A on February 11, 2005); and

•	the description of our common stock and common share purchase rights contained in our Registration Statement on Form 8-A, filed January 18, 2005, including any amendment or report filed for the purpose of updating such description.

        Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

        We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary
REGAL-BELOIT Corporation
200 State Street
Beloit, WI 53511
(608) 364-8800

LEGAL MATTERS

        Foley & Lardner LLP has passed upon the validity of the common stock on behalf of REGAL-BELOIT.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of REGAL-BELOIT Corporation as of December 31, 2003 and 2002 and for the years then ended, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs relating to (1) our adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, and (2) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of REGAL-BELOIT Corporation as of and for the year ended December 31, 2001, incorporated by reference in this prospectus, were audited by Arthur Andersen LLP. Arthur Andersen LLP has since ceased operations. As a result, Arthur Andersen LLP is no longer in a position to reissue its audit reports or to provide consent to include financial statements reported on by it in this prospectus. Because Arthur Andersen LLP has not reissued its reports and because we are not able to obtain a consent from Arthur Andersen LLP, you will be unable to recover against Arthur Andersen LLP for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by its previously issued reports. Even if you have a basis for asserting a claim against, or seeking recovery from, Arthur Andersen LLP, we believe that it is unlikely that you would be able to recover damages from Arthur Andersen LLP.

        The financial statements of the Commercial AC motors business of GE as of December 31, 2003 and 2002 and for each of the years in the two-year period ended December 31, 2003, which are incorporated in this prospectus by reference to the Current Report on Form 8-K dated September 3, 2004 (as amended by Form 8-K/A on October 12, 2004), and the consolidated financial statements of the HVAC motors and capacitors businesses of GE as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which are incorporated in this prospectus by reference to the Current Report on Form 8-K dated December 31, 2004 (as amended by Form 8-K/A on February 14, 2005), have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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REGAL-BELOIT CORPORATION

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission filing fee	$27,188
Printing and mailing expenses	75,000
Accounting fees and expenses	100,000
Legal fees and expenses	200,000
Miscellaneous	47,812

Total expenses	$450,000

        All of the above fees and expenses will be paid by Regal-Beloit Corporation (the “Registrant”). Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated. The Registrant has agreed, pursuant to a shareholder agreement between the Registrant and GE, dated as of December 31, 2004, to bear the expenses relating to the registration of shares issued to GE in connection with the acquisition of the HVAC motors and capacitors businesses of GE.

Item 15.        Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant’s Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrants against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors’ and officers’ liability insurance.

Item 16.        Exhibits.

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.        Undertakings.

    (a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d)        The undersigned Registrant hereby undertakes that:

(1)	or purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin, on February 14, 2005.

REGAL-BELOIT CORPORATION
By: /s/ James L. Packard
James L. Packard
Chairman and Chief Executive Officer

Signature	Title	Date
/s/ James L. Packard	Chairman, Chief Executive Officer	February 14, 2005
James L. Packard	and Director (Principal Executive
Officer)
/s/ Henry W. Knueppel	President, Chief Operating Officer	February 14, 2005
Henry W. Knueppel	and Director
/s/ David A. Barta	Vice President and Chief Financial	February 14, 2005
David A. Barta	Officer (Principal Accounting and
Financial Officer)
*	Director	February 14, 2005
J. Reed Coleman
*	Director	February 14, 2005
Christopher L. Doerr
*	Director	February 14, 2005
Stephen Graff
*	Director	February 14, 2005
G. Frederick Kasten, Jr
*	Director	February 14, 2005
John A. McKay
*	Director	February 14, 2005
Thomas Fischer

*By:	/s/ James L. Packard James L. Packard Attorney-in-fact

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EXHIBIT INDEX

Exhibit
Number	Document Description
(1.1)	Form of Underwriting Agreement.*

(4.1)	Articles of Incorporation of REGAL-BELOIT Corporation. [Incorporated by reference to Exhibit B to Regal-Beloit Corporation’s Definitive Proxy Statement on Schedule 14A filed on March 15, 1994 (File No. 001-07283)]

(4.2)	Bylaws of REGAL-BELOIT Corporation. [Incorporated by reference to Exhibit C to REGAL-BELOIT Corporation’s Definitive Proxy Statement on Schedule 14A filed on March 15, 1994 (File No. 001-07283)]

(4.3)	Indenture, dated April 5, 2004, between REGAL-BELOIT Corporation and U.S. Bank National Association, as Trustee. [Incorporated by reference to Exhibit 4.3 to REGAL-BELOIT Corporation’s Registration Statement on Form S-3 filed on June 21, 2004 (File No. 333-116706)]

(4.4)	First Supplemental Indenture, dated December 9, 2004, between REGAL-BELOIT Corporation and U.S. Bank National Association, as Trustee. [Incorporated by reference to Exhibit 4 to REGAL-BELOIT Corporation’s Current Report on Form 8-K filed on December 14, 2004 (File No. 001-07283)]

(4.5)	Form of 2.75% Convertible Senior Subordinated Note due 2024 (included in Exhibit 4.3).

(4.6)	Registration Rights Agreement, dated April 5, 2004, among REGAL-BELOIT Corporation, Banc of America Securities LLC, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC and Robert W. Baird & Co. Incorporated. [Incorporated by reference to Exhibit 4.5 to REGAL-BELOIT Corporation’s Registration Statement on Form S-3 filed on June 21, 2004 (File No. 333-116706)]

(4.7)	Rights Agreement, dated January 28, 2000, between REGAL-BELOIT Corporation and BankBoston, N.A. [Incorporated by reference to Exhibit 4.1 to REGAL-BELOIT Corporation’s Registration Statement on Form 8 A, dated January 28, 2000 (File No. 001-07283)]

(4.8)	Amendment effective as of June 11, 2002, to the Rights Agreement, dated as of January 28, 2000, between REGAL-BELOIT Corporation and BankBoston, N.A. originally filed as Exhibit 4.1 and incorporated on REGAL-BELOIT Corporation’s Registration Statement on Form 8-A (File No. 001-07283) and on REGAL-BELOIT Corporation’s current report on Form 8-K dated January 31, 2000. [Incorporated by reference to Exhibit 4.6 to REGAL-BELOIT Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002]

(4.9)	Second Amendment to Rights Agreement, dated as of November 12, 2004, between REGAL-BELOIT Corporation and EquiServe Trust Company, N.A. [Incorporated by reference to Exhibit 4.3 to REGAL-BELOIT Corporation’s Report on Form 8-A/A filed on November 18, 2004 (File No. 001-07283)]

(4.10)	Third Amendment to Rights Agreement, dated as of December 31, 2004, between REGAL-BELOIT Corporation and EquiServe Trust Company, N.A. [Incorporated by reference to Exhibit 4.4 to REGAL-BELOIT Corporation’s Report on Form 8-A/A filed on January 6, 2005 (File No. 001-07283)]

(4.11)	Shareholder Agreement, dated as of December 31, 2004, between REGAL-BELOIT Corporation and General Electric Company. [Incorporated by reference to Exhibit 4 to REGAL-BELOIT Corporation’s Current Report on Form 8-K filed on January 6, 2005 (File No. 001-07283)]

(4.12)	Amended and Restated Credit Agreement, dated as of May 5, 2004, among REGAL-BELOIT Corporation, various financial institutions, M&I Marshall & Ilsley Bank as Administrative Agent and Swing Line Bank, and Bank of America, N.A. as Syndication Agent. [Incorporated by reference to Exhibit 10.1 to REGAL-BELOIT Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2004 (File No. 001-07283)]

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(4.13)	First Amendment, dated December 30, 2004, to the Amended and Restated Credit Agreement, dated as of May 5, 2004, among REGAL-BELOIT Corporation, various financial institutions, Bank of America, N.A., as Syndication Agent, and M&I Marshall and Ilsley Bank, as Administrative Agent. [Incorporated by reference to Exhibit 10.1 to REGAL-BELOIT Corporation’s Current Report on Form 8-K filed on January 5, 2005 (File No. 001-07283)]

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of KPMG LLP.

(23.3)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

(24)	Powers of Attorney.

* To be filed by amendment or by Current Report on Form 8-K.

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